Exhibit 3.317

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 05:00 PM 02/26/2003
030127103 — 3629849
CERTIFICATE OF FORMATION
OF
BRIDGETON TRANSFER STATION, LLC
     1. The name of the limited liability company is Bridgeton Transfer Station, LLC.
     2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Bridgeton Transfer Station, LLC this 26th day of February, 2003.

By:	/s/ Jo Lynn White
Jo Lynn White,
Authorized Person